Calculation of Filing Fee Tables
S-3
KINDER MORGAN, INC.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	5.150% Senior Notes due 2030	457(r)	1,100,000,000		$ 1,098,570,000.00	0.0001531	$ 168,191.07
Fees to be Paid	2	Debt	5.850% Senior Notes due 2035	457(r)	750,000,000		$ 747,630,000.00	0.0001531	$ 114,462.15
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,846,200,000.00		$ 282,653.22
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 282,653.22
Offering Note
[1]	The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, and represents deferred payment of the registration fees in connection with the registration statement on Form S-3 (File No. 333-275130), which became automatically effective on October 20, 2023, paid with the filing of this prospectus supplement.

[2]	See Footnote 1.